DETECTEK, INC.

INITIAL SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made and entered into as of the 12th day of October 2010, by and among Detectek, Inc., a Nevada corporation ("Company"), and each of the undersigned founders (hereinafter the “Founders”).

RECITALS

A.

The Founders have caused the organization of a corporation under the Nevada Revised Statutes to be known as Boxceipts.com, Inc. or such other name as the Founders may select.

B.

It has been proposed that the corporation shall be authorized to issue an aggregate five hundred million (500,000,000) shares of stock of which four hundred twenty five million (425,000,000) shares of which shall be common stock with a par value of $0.001 and seventy five million (75,000,000) shares shall be preferred stock with a par value of $0.001, some of which shall be issued to the Founders subscribing herein in the amounts which appear in the signature blocks hereto.

C.

It is proposed that the purposes for which the Company shall be organized shall be as set forth in the Articles of Incorporation for the Company in the form presented to the Founders.

D.

It has been proposed that the authorized shares of the Company, including the shares issued pursuant to this agreement, shall be Section 1244 stock within the meaning of Section 1244 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the parties hereby agree as follows:

1.

The undersigned Founders hereby severally subscribe for the number of shares set forth opposite their respective signatures (the “Shares”) and agree to pay therefor the amount as set beside each Founder’s name in the signature line of this Agreement.

2.

The undersigned Founders agree that Sheila L. Seck was authorized to act as incorporator of the company.  Said incorporator has executed and filed the Articles of Incorporation for the company with the Office of the Nevada Secretary of State in the form presented to the Founders.

3.

The undersigned Founders agree that they will use their best efforts to cause the company, upon the commencement of its existence, to adopt the By-laws in an agreed form.

4.

Each of the undersigned represents and agrees that the Founder:

(a)

Has been furnished with all information and materials relating to the company and to the purchase of shares contemplated hereby as it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of the information and materials so furnished;

(b)

Has been advised to and has been afforded the opportunity to discuss all information and materials relating to the company and this agreement with its own attorneys, accountants and financial advisors.

(c)

Is purchasing the shares contemplated hereby for its own account for investment purposes and not with a view to the sale or distribution of all or any portion of said shares;

(d)

Is aware that its investment in the shares involves substantial risks; has no need for liquidity in the shares and is financially in a position to hold the shares for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of its investment in the shares;

(e)

Understands the shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and has been issued upon certain exemptions from registration predicated in part in the representations of the undersigned Founders contained in this agreement;

(f)

Is aware that, at the present time, (l) there is no public trading market for the shares, (2) the shares are restricted as to their transferability and value, (3) Rule 144 under the Securities Act is not presently available for the undersigned to utilize in sale of the shares without avoiding registration of said shares, and (4) there can be no assurances that a public trading market for the shares will ever develop or that Rule 144 sales under the Securities Act will ever be possible;

(g)

Shall execute and deliver such form of stockholder agreement as may be reasonably required by the Company prior to the issuance of the certificate to such Founder for the stock subscribed by such Founder hereunder.

5.

The undersigned Founders agree that in no event will they, individually or collectively with any party, sell or distribute all or any part of the shares unless there is an effective registration statement under the Securities Act and applicable State securities laws covering such transactions, or the corporation receives an opinion of counsel satisfactory to it stating that such transaction is exempt from registration or the corporation otherwise satisfies itself that such transaction is exempt from registration.  The undersigned understand that the corporation has no obligation to register the shares with the Securities and Exchange Commission and with the Office of the Nevada Secretary of State and further acknowledge that no representation has been made to the undersigned that such registration will occur.

6.

The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this agreement.

7.

The language contained herein shall be deemed to be that approved by all parties hereto and no rule of strict construction shall be applied against any party.

8.

This agreement may be assigned only with the prior written consent of all the Founders.  Subject to the foregoing restriction upon assignability, this agreement shall be binding upon the parties hereto, their heirs, successors, administrators, executors and assigns.

9.

In the event of the invalidity of any part or provision of this agreement, such invalidity shall not affect the enforceability of any other part or provision of this agreement.

10.

This agreement shall be construed and interpreted in accordance with the laws of the State of Nevada.

11.

This agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Founder Name and Address	Number of Shares Subscribed For	Amount Subscribed
/s/ Michael Burns	3,100,000	$3,100.00
Michael Burns Address: 13224 W 107th Court Lenexa, KS 66210
Total:	3,100,000	$3,100.00

Accepted this 12th day of October, 2010.

Detectek, Inc.
By: /s/ Michael Burns
Its: Michael Burns Address: 13224 W 107th Court Lenexa, KS 66210

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